Exhibit 99.1

            Itron Posts Strong First Quarter 2003 Results;
            Q1 Revenues Up 20% From 2002 To $74.6 Million

    SPOKANE, Wash.--(BUSINESS WIRE)--April 17, 2003--Itron, Inc. (Nasdaq:ITRI), today reported its financial results for the quarter ended March 31, 2003.
    First quarter revenues of $74.6 million were 20% higher than first quarter 2002 revenues. Approximately half of the year over year growth came from four acquisitions completed in the last twelve months. First quarter 2003 results include approximately 27 days worth of operations for Silicon Energy, which Itron acquired on March 4, 2003, as well as certain costs related to the acquisition. Also included are the results of three other acquisitions in the past year, two of which closed on October 1, 2002, and one that closed March 12, 2002.

    -- Hardware sales were approximately 72% of first quarter 2003 revenues compared with 66% in 2002.

    -- Software license sales were slightly higher in the first quarter of 2003 compared with 2002, due primarily to two installations of Itron's transmission and distribution software, which Itron began selling with the acquisition of LineSoft in March 2002.

    -- In addition, consulting services revenue increased slightly in the 2003 quarter while installation and service revenues were lower.

    On a GAAP basis, Itron had net income of $2.9 million in the first quarter of 2003, or 14 cents per diluted share, compared with a net loss of $3.0 million in the first quarter of 2002, or (18) cents per diluted share.
    Pro forma net income for the first quarter of 2003 was $6.3 million, or 29 cents per diluted share, compared with $4.6 million, or 24 cents per diluted share, in the first quarter of 2002. A schedule reconciling income between GAAP and pro forma is attached to this release. Pro forma results in 2003 exclude intangible amortization expenses of $1.9 million, restructuring charges of $2.2 million and in-process R&D charges of $900,000. Pro forma results in 2002 exclude intangible asset amortization expenses of $337,000 and in-process R&D charges of $7.4 million.
    "With strong first quarter results like these, we are off to a good start in 2003," commented LeRoy Nosbaum, chairman and CEO. "Our results for the first quarter were better than we had expected coming into the quarter, partially as a result of two new orders during the quarter from large utilities for AMR deployments. In addition, distributor sales in our Water and Public Power business unit were stronger than we had forecast."
    Gross margin for the first quarter of 2003 was 49%, slightly higher than fourth quarter 2002 gross margin of 48% and represents a new quarterly high. On a comparative basis, gross margin was 44% in the first quarter of 2002. Gross margin improved from the prior quarter due to a more favorable mix of hardware product and higher software license sales. Those same factors, along with less installation revenues in the first quarter of this year, resulted in the improvement in first quarter gross margin in 2003 compared with 2002.
    Sales and marketing, product development and general and administrative expenses combined were $26.4 million in the first quarter of 2003, or 35% of revenues compared with $19.0 million, or 31% of revenues in the first quarter of 2002. Increases in sales and marketing, product development and general and administrative expenses were primarily driven by the four acquisitions completed in the last twelve months as well as increased headcount. In addition, general and administrative expenses in 2003 reflect higher defense costs related to the Benghiat patent litigation, and increased IT spending.
    We recorded a restructuring charge of $2.2 million in the first quarter of 2003, primarily related to a reorganization of our Energy Information Solutions (EIS) product group in Raleigh, NC to enable more of a focus on the utility and large energy user sector, with a reduced focus on custom data collection software for regional transmission organizations and other wholesale energy market participants. By comparison, there were no restructuring related charges in the first quarter of 2002.
    We completed the acquisition of Silicon Energy, a provider of enterprise energy management software and services to utilities and large energy users, on March 4, 2003 for approximately $71.2 million. Itron financed a portion of the purchase price with a $50 million term bank loan, with a current floating interest rate of approximately 3.8% per year, payable over three years. In connection with the acquisition, we recorded approximately $41.3 million of goodwill and $16.3 million of intangible assets, after the write-off of approximately $900,000 of in-process R&D. The majority of the acquired intangible assets will be amortized within approximately three years. These amounts are preliminary estimates based on independent valuations, which are being finalized, and which are subject to adjustments based on review by our outside auditors.
    Intangible asset amortization expense was $1.9 million in the first quarter of 2003, compared with $337,000 in the first quarter of 2002, the increase resulting from amortization of acquisition related intangible assets. In-process R&D charges were $900,000 in the first quarter of 2003, related to the Silicon Energy acquisition, compared with $7.4 million in the first quarter of 2002 related to an acquisition in that quarter.
    Net interest expense for the first quarter of 2003 of $287,000 included approximately one month of interest expense for the term bank debt related to the Silicon Energy acquisition. First quarter 2002 net interest expense of $971,000 included interest expense for $53.2 million in subordinated debt, which was converted to common stock during the second quarter of 2002.

    Additional highlights for the first quarter include:

    -- Operating cash flow for the first quarter was $6.4 million in 2003, compared with $6.7 million in 2002.

    -- New order bookings were $60 million during the quarter compared with $38 million in the first quarter of 2002.

        -- Included in 2003 bookings was an order from one of the largest electric and gas utilities in the U.S. for an initial AMR deployment of approximately 100,000 endpoints.

        -- Also included in 2003 bookings is an order from an existing AMR customer, another large electric and gas utility, to deploy Itron's AMR technology on an additional 500,000 endpoints, approximately half of which will be supplied directly by Itron.

    -- Total backlog, which represents the value of undelivered contractual orders, excluding annual maintenance, joint pole use and engineering services contracts, was $203 million at March 31, 2003, up from $197 million at December 31, 2002. Twelve-month backlog represents the portion of backlog that will be earned over the next twelve months and was $102 million at March 31, 2003, compared with $100 million last quarter.

    Business Outlook:

    The following statements are based on management's current expectations. These statements are forward-looking and are made as of the date of this press release. Actual results may differ materially due to a number of risks and uncertainties. Itron undertakes no obligation to update publicly or revise any forward-looking statements.
    The Company's guidance for the full year 2003 remains unchanged, with revenues expected to be between $330 to $340 million, and pro forma EPS expected to be between $1.20 and $1.25. Second quarter expectations are for revenues between $75 and $80 million, with proforma EPS of 24 to 28 cents. Pro forma results for the year and quarter exclude restructuring charges, intangible asset amortization, and in-process R&D.
    Nosbaum commented that, despite such a strong first quarter, the Company was leaving its guidance for the year unchanged. "While it is a rare event, we did have one large order get rescheduled late in the quarter from a 12 month to an 18 month installation, which will push about $8 million in revenues out of 2003 to 2004. However, we are still on track for a good year in 2003, despite a weak overall economy and a tough environment for many of our customers."

    Use of Pro Forma Financial Information:

    To supplement our consolidated financial statements presented in accordance with GAAP, Itron uses pro forma measures of operating results, net income and earnings per share. Pro forma results are adjusted from GAAP-based results to exclude certain costs, expenses and expense reversals that we believe are not indicative of our core operating results. Pro forma results are one of the primary indicators management uses for evaluating historical results and for planning and forecasting future periods. We believe the pro forma results provide useful information to investors in terms of enhancing their overall understanding of our current financial performance as well as our future prospects. We have historically provided pro forma results and believe the inclusion of them provides investors with consistency in our financial reporting. Pro forma results should be viewed in addition to, and not in lieu of, GAAP results.

    Forward Looking Statements:

    This release contains forward-looking statements concerning Itron's operations, economic performance, sales, earnings growth and cost reduction programs. These statements reflect the Company's current plans and expectations and are based on information currently available to it. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause the Company's actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand and signing of orders for the Company's products, rescheduling of current customer orders, the ability of the Company to effectuate additional initiatives for improving growth and profitability, the inability to predict the outcome of appeals or any negotiation efforts associated with the Benghiat litigation including the uncertainty as to whether the court will award enhanced damages or future royalties, estimating costs associated with litigation defense, changes in law and regulation (including FCC licensing actions), and other factors which are more fully described in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements.

    Earnings Conference Call:

    Itron will host a conference call to discuss the financial results for the quarter at 1:45 p.m. Pacific Time on April 17, 2003. The call will be webcast live in a listen only mode, and later archived. The call will be hosted by CCBN. The webcast will be accessible online at www.itron.com, "About Itron - Investor Events." Investors may also listen to the call through CCBN's investor centers at www.companyboardroom.com or www.streetevents.com. The live webcast will begin at 1:45 p.m. (PT) and webcast replays will begin shortly after the conclusion of the call and will be available for approximately two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing 800/428-6051 (Domestic) or 973/709-2089 (International), and entering passcode #289508.

    About Itron:

    Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. More than 2,800 utilities worldwide rely on Itron technology to deliver the knowledge they require to optimize the delivery and use of energy and water. Itron delivers value to its clients by providing industry-leading solutions for meter data collection, energy information management, demand side management and response, load forecasting, analysis and consulting services, transmission and distribution system design and optimization, Web-based workforce automation, commercial and industrial customer care and residential energy management.

    Statements of operations, reconciliation between reported and pro forma income and EPS, balance sheets and segment information follow.


                             ITRON, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, $ in thousands, except per share data)

                                                  Three Months Ended
                                                      March 31,
Revenues                                          2003        2002
                                                ----------  ----------
   Sales                                          $63,917     $50,186
   Service                                         10,728      11,889
                                                ----------  ----------
   Total revenues                                  74,645      62,075
                                                ----------  ----------
Cost of revenues
   Sales                                           29,861      25,543
   Service                                          7,922       9,245
                                                ----------  ----------
   Total cost of revenues                          37,783      34,788
                                                ----------  ----------
Gross profit                                       36,862      27,287

Operating expenses
   Sales and marketing                              8,437       6,659
   Product development                             10,158       7,507
   General and administrative                       7,773       4,859
   Amortization of intangibles                      1,888         337
   Restructurings                                   2,165           -
   In-process research and development                900       7,400
                                                ----------  ----------
   Total operating expenses                        31,321      26,762
                                                ----------  ----------
Operating income                                    5,541         525
Other income (expense)
   Equity in affiliates                                22          (4)
   Interest income                                    169         321
   Interest expense                                  (456)     (1,292)
   Other income                                        25         138
                                                ----------  ----------
   Total other expense                               (240)       (837)
                                                ----------  ----------

Income (loss) before income taxes                   5,301        (312)
Income tax provision                               (2,385)     (2,658)
                                                ----------  ----------
Net income (loss)                                  $2,916     $(2,970)
                                                ----------  ----------
Earnings per share
   Basic net income (loss) per share                $0.14      $(0.18)
                                                ----------  ----------

   Diluted net income (loss) per share              $0.14      $(0.18)
                                                ----------  ----------
Weighted average number of shares outstanding
   Basic                                           20,239      16,510
   Diluted                                         21,428      16,510

                             ITRON, INC.
       RECONCILIATION BETWEEN GAAP AND PRO FORMA INCOME AND EPS

(Unaudited, $ in thousands, except per share data)

                                                   Three Months Ended
                                                        March 31,
PRO FORMA NET INCOME                                2003       2002
                                                 ---------- ---------
GAAP Income (loss) before income taxes              $5,301     $(312)

Adjustments to net income
  Amortization of intangible assets                  1,888       337
  Restructuring                                      2,165         -
  In-process research and development                  900     7,400
                                                 ---------- ---------
     Total adjustments                               4,953     7,737

Adjusted income before income taxes                 10,254     7,425
Income tax provision                                (3,944)   (2,785)
                                                 ---------- ---------
Pro forma net income                                $6,310    $4,640
                                                 ---------- ---------

PRO FORMA EARNINGS PER SHARE

Basic
Weighted average number of basic shares
 outstanding                                        20,239    16,510

Basic pro forma net income per share                 $0.31     $0.28
                                                 ---------- ---------
Diluted
Weighted average number of basic shares
 outstanding                                        20,239    16,510
Employee stock option shares                         1,189     1,892
Convertible debt shares                                  0     3,166
                                                 ---------- ---------
Weighted average number of diluted shares
 outstanding                                        21,428    21,568

Pro forma net income                                $6,310    $4,640
Interest on convertible debt, net of taxes               -       562
                                                 ---------- ---------
Adjusted pro forma net income                       $6,310    $5,202
                                                 ---------- ---------

Diluted pro forma net income per share               $0.29     $0.24
                                                 ---------- ---------

                             ITRON, INC.
                         SEGMENT INFORMATION

(Unaudited, $ in thousands)                       Three Months Ended
                                                      March 31,
                                                  2003        2002
                                                ----------  ----------
Revenues
  Electric                                        $39,203     $30,773
  Natural Gas                                      14,505      10,374
  Water and Public Power                           18,103      17,429
  International                                     2,716       3,499
  C&I End User                                        118           -
                                                ----------  ----------
  Total revenues                                  $74,645     $62,075
                                                ----------  ----------
Gross profit
  Electric                                        $20,595     $14,191
  Natural Gas                                       9,141       5,685
  Water and Public Power                            7,766       6,869
  International                                       (93)      1,411
  C&I End User                                         17           -
  Corporate                                          (564)       (869)
                                                ----------  ----------
  Total gross profit                              $36,862     $27,287
                                                ----------  ----------
Operating income (loss)
  Electric                                        $17,994     $12,375
  Natural Gas                                       8,386       5,186
  Water and Public Power                            6,529       5,916
  International                                    (1,787)       (401)
  C&I End User                                       (185)          -
  Corporate                                       (25,396)    (22,551)
                                                ----------  ----------
  Total operating income                           $5,541        $525
                                                ----------  ----------

                             ITRON, INC.
                     CONSOLIDATED BALANCE SHEETS

(Unaudited, $ in thousands)                      March 31,   Dec. 31,
                                                   2003       2002
                                                 ---------- ----------
                        ASSETS
Current assets
Cash and cash equivalents                          $12,863    $32,564
Accounts receivable, net                            49,795     57,571
Inventories                                         16,015     15,660
Deferred income taxes                                5,248      5,927
Other                                                5,741      2,770
                                                 ---------- ----------
     Total current assets                           89,662    114,492

Property, plant and equipment, net                  31,824     30,168
Equipment used in outsourcing, net                  11,345     11,589
Intangible assets, net                              32,998     18,305
Goodwill                                            85,920     44,187
Deferred income taxes, net                          40,678     24,050
Other                                                4,771      4,455
                                                 ---------- ----------
     Total assets                                 $297,198   $247,246
                                                 ---------- ----------

         LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses              $26,531    $25,526
Wages and benefits payable                          12,117     18,259
Accrued litigation                                   7,400      7,400
Current portion of long-term debt                   17,376        691
Deferred revenue                                    12,056     11,580
                                                 ---------- ----------
     Total current liabilities                      75,480     63,456

Long-term debt                                      33,333          -
Project financing                                    4,583      4,762
Warranty and other obligations                      18,014     17,427
                                                 ---------- ----------
     Total liabilities                             131,410     85,645
                                                 ---------- ----------

Shareholders' equity
Common stock                                       196,415    195,546
Preferred stock                                          -          -
Accumulated other comprehensive income (loss)          122       (280)
Accumulated deficit                                (30,749)   (33,665)
                                                 ---------- ----------
     Total shareholders' equity                    165,788    161,601
                                                 ---------- ----------
     Total liabilities and shareholders' equity   $297,198   $247,246
                                                 ---------- ----------

    CONTACT: Itron
             Mima Scarpelli, 509/891-3565
             mima.scarpelli@itron.com